Exhibit 99

PRESS RELEASE

GE Reports Strong Fourth-Quarter and Full-Year Results for 2006

Reports Strong Results - EPS up 14% in Fourth Quarter, 13% for the Year

Reports Restatement Relating to Commercial Paper; No Cash Flow or Liquidity Impact

2006 Highlights (Continuing Operations and Prior Periods Restated)

•  4Q earnings per share (EPS) of $.64, up 14%; Earnings of $6.6 billion, up 12%
•  Full-year EPS of $1.99, up 13%; Earnings of $20.7 billion, up 11%
•  4Q revenues of $44.6 billion, up 11%; Organic revenue growth of 8%
•  Full-year revenues of $163.4 billion, up 10%; Organic revenue growth of 9%
•  4Q total orders up 19%; Services orders up 10%; Major equipment orders up 35%; Financial services assets grew 18%
•  4Q operating profit margin (ex-pension) increased 190 basis points to 18.2%
•  Return on average total capital (ROTC) increased 180 basis points to 18.4%
•  Launched strategic review of GE Plastics business

Fairfield, Conn., January 19, 2007 - GE announced today record full-year 2006 earnings from continuing operations of $20.7 billion or $1.99 per share, up 11% and 13%, respectively, from 2005. Full-year revenues from continuing operations were also a record $163.4 billion, up 10%, increasing 9% organically.

“With strong performances at Infrastructure, Healthcare and the financial services businesses, GE delivered double-digit growth in earnings and revenues for the quarter and the year,” GE Chairman and CEO Jeff Immelt said. “NBC Universal’s turnaround is advancing and Industrial had a good year in spite of continued commodity inflation and competitive challenges at Plastics. We completed the disposition of Advanced Materials in the quarter at a favorable tax rate, which enabled us to accelerate our comprehensive restructuring efforts.

“For the second straight year, we strengthened our operating leverage and achieved our organic revenue growth target. We expanded our operating profit margin 190 basis points to 18.2% in the fourth quarter, and we increased ROTC 180 basis points to 18.4% for the year,” Immelt said. “We posted our eighth straight quarter of organic revenue growth of 2-3X GDP.

“Demand for our services and products continues to grow globally. Our higher-margin services revenues grew 13% for the quarter, and global revenues accounted for $78 billion of revenues for the year, up from approximately $40 billion in 2000.

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“We generated total cash flow from operating activities (CFOA) of $24.6 billion in 2006, an increase of 14% over 2005. With this cash, we have invested in the businesses, increased the quarterly dividend for the 31st straight year and purchased $8.1 billion of stock,” Immelt said.

“We continue to execute on our strategy to invest in leadership businesses. Our focus remains on building faster growth, higher margin businesses. Since the beginning of the year, we have announced $15 billion of acquisitions in fast growth platforms in Oil & Gas, Healthcare and Aviation,” Immelt said. “We continue to exit slower growth and more volatile businesses, and we are currently reviewing the potential disposition of our Plastics business.

“We still intend to execute on our $5-7 billion buyback plan for 2007. This buyback will be back-end loaded after we complete our business development activity, and we are on track to achieve our 20% ROTC goal by 2008.”

Restatement

GE today is also amending its 2005 Form 10-K to restate its financial position and results of operations for the years 2001 through 2005. GE is also amending its Forms 10-Q for each of the first three quarters of 2006 to restate related interim financial statements. The restatement adjusts GE’s accounting for interest rate swaps used to fix certain otherwise variable interest costs in a portion of its financial services commercial paper program. The restatement is based on a determination of the Office of Chief Accountant of the Securities and Exchange Commission, following discussions with GE and its auditors, that this commercial paper hedging program did not meet the specificity requirement of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Accounting issues concerning this program had been referred to that Office in connection with a previously-disclosed SEC investigation relating to derivatives accounting. GE and its auditors had concluded that the company’s accounting for the commercial paper hedging program satisfied the requirements of SFAS 133.

Keith Sherin, Senior Vice President and CFO, said, “Our commercial paper hedge positions were consistent with our risk management policies and economic objectives. While we are disappointed that our program did not meet the technical requirements of SFAS 133, we are committed to the highest standards of controllership and transparency and ensuring appropriate application of SFAS 133. We have corrected our commercial paper hedge policies and documentation, and related internal controls, as of January 1, 2007.”

The impact of the restatement is as follows:

•	Cumulative earnings reduction of $343 million from 2001-2006
•	Earnings reduction in 2001 and 2002, and earnings increase in 2003-2005
•	Earnings increase of $130 million in 2006, adding $.01 to full year EPS. Only 1Q-3Q affected, with no impact on 4Q
•	Slightly positive effect on earnings over the next 10+ years (life of program impact of the adjustment = zero)
•	No effect on CFOA or liquidity

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Highlights of Preliminary Full-Year and Fourth-Quarter 2006 Results (Prior Periods Restated):

Full-Year earnings from continuing operations were a record $20.7 billion, up 11% from $18.7 billion in 2005. EPS from continuing operations were $1.99, up 13% from last year’s $1.76. Four of GE’s six businesses contributed double-digit earnings growth for the year.

Full-year continuing revenues grew 10% to a record $163.4 billion. Industrial sales rose 10% to $99.1 billion, reflecting core growth and the net effects of acquisitions. Financial services revenues grew 11% over last year to $63.6 billion, reflecting core growth and the net effects of acquisitions.

Fourth-quarter earnings from continuing operations were $6.6 billion, up 12% from $5.9 billion in fourth quarter 2005. EPS from continuing operations were $.64 per share, up 14% from last year’s $.56. Four of GE’s six businesses contributed double-digit earnings growth.

Fourth-quarter continuing revenues were $44.6 billion, up 11% from $40.3 billion in fourth quarter 2005. Industrial sales increased 6% to $27.1 billion, primarily reflecting core growth. Financial services revenues grew 16% over last year to $17.1 billion, reflecting core growth and the effects of acquisitions.

Cash generated from GE’s operating activities in 2006 totaled $24.6 billion, up 14% from $21.6 billion last year, reflecting a $2.0 billion increase in GE Capital Services’ dividends, substantially all of which was proceeds from sales of insurance businesses, and a 7% increase from the Industrial businesses.

Discontinued Operations for the fourth quarter was a $3 million loss, which reflected the results of the sale of GE Life late in the quarter, and final adjustments to the June sale of Insurance Solutions. Accordingly, fourth-quarter net earnings were $6.6 billion ($.64 per share) in 2006 and $3.2 billion ($.30 per share) in 2005. For the year, earnings from discontinued operations were $0.2 billion in 2006 compared with a loss of $1.9 billion in 2005. Accordingly, total year net earnings were $20.8 billion ($2.00 per share) in 2006 and $16.7 billion ($1.57 per share) in 2005.

2007 Outlook

“Looking ahead, the global environment remains positive for GE. Our businesses are positioned to capitalize on the drivers of the global economy - demand for infrastructure around the world, growth in emerging markets, favorable demographics, environmentally favorable technology, increasing use of digital connections, and robust liquidity in the financial markets,” Immelt said.

“We begin 2007 with a stronger set of businesses, our key financial metrics heading in the right direction and a cash position that gives us tremendous flexibility,” Immelt said. “We see full-year 2007 EPS from continuing operations of $2.18-2.23, an increase of 10-12% over comparable 2006 earnings. For 1Q’07, we expect to achieve EPS of $.43-.45, up 8-13%. Furthermore, we believe that our strategic moves position GE for sustained growth in the future.”

GE will discuss preliminary fourth-quarter and full-year results on a conference call and Webcast at 8:30 a.m. ET today. Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

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GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements

2006 results are preliminary and quarterly information is unaudited. This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest rates and commodity prices; strategic actions, including dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; unanticipated loss development in our insurance businesses; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:

Russell Wilkerson, 203.373.3193 (office); 203.581.2114 (mobile)
russell.wilkerson@ge.com

Investor Contact:

Dan Janki, 203.373.2468 (office)
dan.janki@ge.com

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GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Three months ended December 31	2006	2005 (Restated)	V%	2006	2005 (Restated)	V%	2006	2005 (Restated)	V%
Revenues
Sales of goods and services	$27,529	$26,176		$27,096	$25,622		$598	$647
GECS earnings from continuing operations	-	-		2,889	2,777		-	-
GECS revenues from services	16,229	13,560		-	-		16,544	13,932
GECS commercial paper interest rate swap adjustment	4	150		-	-		4	150
Other income	859	423		903	443		-	-
Total revenues	44,621	40,309	11%	30,888	28,842	7%	17,146	14,729	16%

Costs and expenses
Cost of sales, operating and administrative expenses	29,576	27,480		22,988	21,669		6,868	6,094
Interest and other financial charges	5,272	3,966		457	376		4,993	3,734
Investment contracts, insurance losses and insurance annuity benefits	850	874		-	-		916	932
Provision for losses on financing receivables	1,156	886		-	-		1,156	886
Minority interest in net earnings of consolidated affiliates	220	250		166	203		54	47
Total costs and expenses	37,074	33,456	11%	23,611	22,248	6%	13,987	11,693	20%

Earnings from continuing operations before income taxes	7,547	6,853	10%	7,277	6,594	10%	3,159	3,036	4%
Provision for income taxes	(968)	(979)		(698)	(720)		(270)	(259)
Earnings from continuing operations	6,579	5,874	12%	6,579	5,874	12%	2,889	2,777	4%

Loss from discontinued operations, net of taxes	(3)	(2,711)		(3)	(2,711)		(3)	(2,711)

Net earnings	$6,576	$3,163	F	$6,576	$3,163	F	$2,886	$66	F

Per-share amounts - earnings from continuing operations
Diluted earnings per share	$0.64	$0.56	14%
Basic earnings per share	$0.64	$0.56	14%

Per-share amounts - net earnings
Diluted earnings per share	$0.64	$0.30	F
Basic earnings per share	$0.64	$0.30	F

Total average equivalent shares
Diluted shares	10,326	10,563	(2)%
Basic shares	10,294	10,526	(2)%

Dividends declared per share	$0.28	$0.25	12%

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “consolidated” columns. See note 1 to the 2005 consolidated financial statements at www.ge.com/annual05 for further information about consolidation and restatement matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Twelve months ended December 31	2006	2005 (Restated)	V%	2006	2005 (Restated)	V%	2006	2005 (Restated)	V%
Revenues
Sales of goods and services	$100,700	$92,589		$99,108	$90,430		$2,384	$2,528
GECS earnings from continuing operations	-	-		10,495	9,527		-	-
GECS revenues from services	59,957	53,144		-	-		61,021	54,483
GECS commercial paper interest rate swap adjustment	197	540		-	-		197	540
Other income	2,537	1,683		2,690	1,764		-	-
Total revenues	163,391	147,956	10%	112,293	101,721	10%	63,602	57,551	11%

Costs and expenses
Cost of sales, operating and administrative expenses	111,524	101,957		86,540	78,094		26,159	24,899
Interest and other financial charges	19,286	15,102		1,834	1,432		18,081	14,223
Investment contracts, insurance losses and insurance annuity benefits	3,214	3,374		-	-		3,419	3,574
Provision for losses on financing receivables	3,839	3,841		-	-		3,839	3,841
Minority interest in net earnings of consolidated affiliates	908	986		673	784		235	202
Total costs and expenses	138,771	125,260	11%	89,047	80,310	11%	51,733	46,739	11%

Earnings from continuing operations before income taxes	24,620	22,696	8%	23,246	21,411	9%	11,869	10,812	10%
Provision for income taxes	(3,954)	(4,035)		(2,580)	(2,750)		(1,374)	(1,285)
Earnings from continuing operations	20,666	18,661	11%	20,666	18,661	11%	10,495	9,527	10%

Earnings (loss) from discontinued operations, net of taxes	163	(1,950)		163	(1,950)		163	(1,950)

Net earnings	$20,829	$16,711	25%	$20,829	$16,711	25%	$10,658	$7,577	41%

Per-share amounts - earnings from continuing operations
Diluted earnings per share	$1.99	$1.76	13%
Basic earnings per share	$1.99	$1.77	12%

Per-share amounts - net earnings
Diluted earnings per share	$2.00	$1.57	27%
Basic earnings per share	$2.01	$1.58	27%

Total average equivalent shares
Diluted shares	10,394	10,611	(2)%
Basic shares	10,359	10,570	(2)%

Dividends declared per share	$1.03	$0.91	13%

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “consolidated” columns. See note 1 to the 2005 consolidated financial statements at www.ge.com/annual05 for further information about consolidation and restatement matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2006	2005 (Restated)	V%	2006	2005 (Restated)	V%

Revenues
Infrastructure	$13,841	$12,080	15	$47,429	$41,803	13
Industrial	8,040	8,453	(5)	33,494	32,631	3
Healthcare	4,850	4,486	8	16,562	15,153	9
NBC Universal	4,217	4,192	1	16,188	14,689	10
Commercial Finance	6,775	5,231	30	23,792	20,646	15
GE Money (a)	5,811	4,886	19	21,759	19,416	12
Total segment revenues	43,534	39,328	11	159,224	144,338	10
Corporate items and eliminations	1,087	981	11	4,167	3,618	15

Consolidated revenues from continuing operations	$44,621	$40,309	11	$163,391	$147,956	10

Segment profit (b)
Infrastructure	$2,894	$2,433	19	$9,040	$7,769	16
Industrial	673	769	(12)	2,694	2,559	5
Healthcare	1,152	995	16	3,143	2,665	18
NBC Universal	841	801	5	2,919	3,092	(6)
Commercial Finance	1,507	1,280	18	5,028	4,290	17
GE Money (a)	875	770	14	3,507	3,050	15
Total segment profit	7,942	7,048	13	26,331	23,425	12

Corporate items and eliminations	(206)	(78)	U	(1,249)	(582)	U
GE interest and other financial charges	(459)	(376)	(22)	(1,836)	(1,432)	(28)
GE provision for income taxes	(698)	(720)	3	(2,580)	(2,750)	6

Earnings from continuing operations	$6,579	$5,874	12	$20,666	$18,661	11

Earnings (loss) from discontinued operations (net of taxes)	$(3)	$(2,711)	F	$163	$(1,950)	F

Consolidated net earnings	$6,576	$3,163	F	$20,829	$16,711	25

(a)	Formerly known as GE Consumer Finance.
(b)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured - excluded in determining segment profit, which we refer to as "operating profit," for Healthcare, NBC Universal, and the industrial businesses of the Industrial and Infrastructure segments; included in determining segment profit, which we refer to as "net earnings," for Commercial Finance, GE Money, and the financial services businesses of the Industrial segment (Equipment Services) and Infrastructure segment (Aviation Financial Services, Energy Financial Services and Transportation Finance).

See note 1 to the 2005 consolidated financial statements at www.ge.com/annual05 for further information about consolidation and restatement matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months			Twelve Months
	Ended December 31			Ended December 31
(Dollars in millions)	2006	2005	V%	2006	2005	V%

Infrastructure
Revenues	$13,841	$12,080	15	$47,429	$41,803	13

Segment profit	$2,894	$2,433	19	$9,040	$7,769	16
Revenues
Aviation	$3,663	$3,336	10	$13,152	$11,904	10
Aviation Financial Services	1,187	904	31	4,177	3,504	19
Energy	5,801	5,009	16	19,133	16,525	16
Energy Financial Services	475	360	32	1,664	1,349	23
Oil & Gas	1,445	1,288	12	4,340	3,598	21
Transportation	1,128	1,019	11	4,169	3,577	17
Segment profit
Aviation	$830	$752	10	$2,909	$2,573	13
Aviation Financial Services	331	221	50	1,108	764	45
Energy	1,128	879	28	3,000	2,665	13
Energy Financial Services	198	196	1	695	646	8
Oil & Gas	224	202	11	548	411	33
Transportation	216	180	20	781	524	49

Industrial
Revenues	$8,040	$8,453	(5)	$33,494	$32,631	3

Segment profit	$673	$769	(12)	$2,694	$2,559	5
Revenues
Consumer & Industrial	$3,330	$3,733	(11)	$14,249	$14,092	1
Equipment Services	1,782	1,692	5	7,061	6,627	7
Plastics	1,644	1,655	(1)	6,649	6,606	1
Segment profit
Consumer & Industrial	$319	$283	13	$1,140	$871	31
Equipment Services	102	85	20	269	197	37
Plastics	114	222	(49)	674	867	(22)

Commercial Finance
Revenues	$6,775	$5,231	30	$23,792	$20,646	15

Segment profit	$1,507	$1,280	18	$5,028	$4,290	17
Revenues
Capital Solutions	$3,388	$2,897	17	$12,356	$11,476	8
Real Estate	1,570	828	90	5,020	3,492	44
Segment profit
Capital Solutions	$430	$460	(7)	$1,727	$1,515	14
Real Estate	626	389	61	1,841	1,282	44

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

(Dollars in billions)
	Consolidated		GE		Financial Services (GECS)
Assets	12/31/06	12/31/05 (Restated)	12/31/06	12/31/05 (Restated)	12/31/06	12/31/05 (Restated)
Cash & marketable securities	$62.1	$51.0	$4.8	$2.5	$60.1	$48.8
Receivables	14.0	14.9	14.3	15.1	-	-
Inventories	11.4	10.5	11.3	10.3	0.1	0.2
GECS financing receivables - net	334.2	287.6	-	-	334.2	287.6
Property, plant & equipment - net	75.0	67.5	16.7	16.5	58.2	51.0
Investment in GECS	-	-	54.1	50.8	-	-
Goodwill & intangible assets	86.4	81.6	60.5	57.8	26.0	23.8
Other assets	114.1	99.1	34.1	36.8	86.1	68.1
Assets of discontinued operations	-	61.1	-	-	-	61.1

Total assets	$697.2	$673.3	$195.8	$189.8	$564.7	$540.6

Liabilities and equity
Borrowings	$433.0	$370.4	$11.3	$10.2	$426.3	$362.1
Investment contracts, insurance liabilities
and insurance annuity benefits	34.5	33.1	-	-	34.8	33.4
Other liabilities & minority interest	116.9	110.9	72.2	70.2	49.0	44.5
Liabilities of discontinued operations	0.5	49.5	-	-	0.5	49.8
Shareowners' equity	112.3	109.4	112.3	109.4	54.1	50.8

Total liabilities and equity	$697.2	$673.3	$195.8	$189.8	$564.7	$540.6

December 31, 2006 information is unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the 2005 consolidated financial statements at www.ge.com/annual05 for further information about consolidation and restatement matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to organic revenue growth for the three and twelve months ended December 31, 2006, compared with the three and twelve months ended December 31, 2005, the increase in cash from operating activities from our industrial businesses (or Industrial CFOA) for the twelve months ended December 31, 2006, compared with the twelve months ended December 31, 2005, the operating profit margin increase of our industrial businesses for the three and twelve months ended December 31, 2006, compared with the three and twelve months ended December 31, 2005, and return on average total capital (ROTC), which is calculated using average total shareowners' equity, excluding effects of discontinued operations. The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

(Dollars in millions)
	Three months			Twelve months
	ended December 31			ended December 31
Organic Revenue Growth	2006	2005	V %	2006	2005	V %

GE consolidated revenues as reported (Restated (a))	$44,621	$40,309	11%	$163,391	$147,956	10%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment)
currency exchange rates, the 2006 Olympics broadcasts & the January 2007 SFAS 133 adjustment	2,667	1,401		6,094	3,290

GE consolidated revenues excluding the effects of acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency exchange rates, the 2006 Olympics
broadcasts & the January 2007 SFAS 133 adjustment (organic revenues)	$41,954	$38,908	8%	$157,297	$144,666	9%

(a)	Periods prior to fourth quarter 2006 restated for the GECS commercial paper interest rate swap adjustment (the January 2007 SFAS 133 adjustment)

	Twelve months
	ended December 31
Growth in Industrial CFOA	2006	2005	V %

Cash from GE's operating activities as reported	$24,627	$21,609	14%
Less: GECS dividends	9,847	7,816
Cash from GE's operating activities excluding dividends from GECS (Industrial CFOA)	$14,780	$13,793	7%

	Three months			Three months
	ended December 31, 2006			ended December 31, 2005
GE Industrial op profit % ex. Pension costs	Revenues	Op profit	Op profit %	Revenues	Op profit	Op profit %	V pts.

As reported	$27,999	$4,845	17.3%	$26,065	$4,193	16.1%	1.2pts.
Less: Pension costs	-	(246)		-	(52)
Adjusted GE Industrial revenue, op profit & op profit % excluding
the effects of pension costs	$27,999	$5,091	18.2%	$26,065	$4,245	16.3%	1.9pts.

	Twelve months			Twelve months
	ended December 31, 2006			ended December 31, 2005
GE Industrial op profit % ex. Pension costs	Revenues	Op profit	Op profit %	Revenues	Op profit	Op profit %	V pts.

As reported	$101,798	$14,585	14.3%	$92,194	$13,316	14.4%	-0.1pts
Less: Pension costs	-	(877)		-	(330)
Adjusted GE Industrial revenue, op profit & op profit %
excluding the effects of pension costs	$101,798	$15,462	15.2%	$92,194	$13,646	14.8%	0.4pts.

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our fourth quarter and full year 2006 growth in continuing revenues without the effects of acquisitions, dispositions and currency exchange rates, without the effects of the 2006 Olympics broadcasts and without the effects of the January 2007 SFAS 133 adjustment. We also believe that investors would find it useful to compare our operating cash flow for the twelve months ended December 31, 2006, to the operating cash flow for the twelve months ended December 31, 2005, without the impact of GECS dividends, which can vary from period-to-period. Similarly, we believe that investors would find it useful to see the operating profit margin increase of our industrial businesses for the three and twelve months ended December 31, 2006 compared with the three months and twelve months ended December 31, 2005, without the decline in earnings from our principal pension plans.

	Three months
	ended December 31
Average Total Shareowners' Equity, Excluding Effects of Discontinued Operations (a)	2006	2005 (e)

Average total shareowners' equity (b)	$109,867	$111,706
Less:
Cumulative effect of earnings from discontinued operations (c)	-	2,094
Average net investment in discontinued operations (d)	4,360	5,066
Average total shareowners' equity, excluding effect of discontinued operations (a)	$105,507	$104,546

(a)
Used for computing return on average total capital invested (ROTC). For GE, ROTC is earnings from continuing operations plus the sum of after-tax interest and other financial charges and minority interest, divided by the sum of the averages of total shareowners' equity (excluding effects of discontinued operations), borrowings, mandatorily redeemable preferred stock and minority interest (on a twelve-month basis, calculated using a five-point average).

(b)	On a twelve-month basis, calculated using a five-point average.
(c)	Represented the average cumulative net earnings effect of discontinued operations from 2001 through the first half of 2005 (on a twelve-month basis, calculated using a five-point average).
(d)	Represented the average net investment in discontinued operations since the second half of 2005.
(e)	2005 restated for the January 2007 SFAS 133 adjustment

U.S. GAAP requires earnings of discontinued operations to be displayed separately in the Statement of Earnings. Accordingly, the numerator used in our calculation of return on average total capital invested excludes those earnings (losses). Further we believe it is appropriate to exclude from the average shareowners' equity component of the denominator the cumulative effect of those earnings (losses) since 2000 (reclassifications for discontinued operations began in 2001), as well as our average net investment in discontinued operations since the second half of 2005. Had we disposed of these operations before mid-2005, proceeds would have been applied to reduce parent-supported debt at GE Capital; however since parent-supported debt at GE Capital was retired in the first half of 2005, we have assumed that any proceeds after that time would have been distributed to shareowners by means of share repurchases, thus reducing average total shareowners' equity.